SUB-ADVISORY AGREEMENT

AGREEMENT made by and between LINCOLN INVESTMENT ADVISORS CORPORATION (the "Investment Manager") and MONDRIAN INVESTMENT PARTNERS LIMITED (the "Sub-Adviser").

WITNESSETH:

WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust") is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, the LVIP Mondrian International Value Fund (the "Fund") is a series of the Trust; and

WHEREAS, the Investment Manager and the Trust, on behalf of the Fund, have entered into an agreement (the "Investment Management Agreement") whereby the Investment Manager will provide investment advisory services to the Trust with respect to the Fund; and

. WHEREAS, the Investment Manager has the authority under the Investment
Management Agreement to retain one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trust with respect to the Fund; and.

WHEREAS, the Investment Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engage in the business of providing investment advisory services; and

WHEREAS, the Board of Trustees (the "Board" or the "Trustees") of the Trust and the Investment Manager desire that the Investment Manager retain the Sub-Adviser to render investment advisory and other services with respect to that portion of the Fund as the Investment Manager shall from time to time allocate to the Sub-Adviser (the "Managed Portion") in the manner, for the period, and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.           (a)The Sub-Adviser will supervise and direct the investments of the assets of the Managed Portion of the Fund in accordance with the Fund's investment objectives, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other limitations as the Fund may impose by notice in writing to the Sub-Adviser, subject always to the supervision and control of the Investment Manager and the Board.

(b) As part of the services it will provide hereunder, the Sub-Adviser is.
authorized, in its discretion and without prior consultation with the Fund or the Investment Manager to:

(i) obtain and evaluate information relating to investment
recommendations, asset allocation advice, industries, businesses, securities markets, research, economic analysis, and other investment services with respect to the securities that are included in the Managed Portion or that are under consideration for inclusion in the Managed Portion and invest the Managed Portion in accordance with the Investment Manager's and the Board's written direction as more fully set forth herein and as otherwise directed;

(ii) regularly make decisions as to what securities to purchase and sell on behalf of the Fund with respect to the Managed Portion, effect the purchase and sale of such investments in furtherance of the Fund's objectives and policies, and furnish the Board with such information and reports regarding the Sub-Adviser's activities in the performance of its duties and obligations under this Agreement as the Investment Manager deems appropriate or as the Board may reasonably request, including such reports, information, and certifications as the officers of the Trust may reasonably require in order to comply with applicable international, federal and state laws and regulations;

(iii) provide any and all material composite or other performance information, records and supporting documentation about accounts or funds the Sub-Adviser manages, if appropriate, that are relevant to the Managed Portion and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Managed Portion that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning the Sub-Adviser's prior performance in the Fund's currently effective Prospectus, as the samemay be hereafter modified, amended, and/or supplemented from time to time, and in any permissible reports and materials prepared by the Fund or its agent;

(iv) provide information as reasonably requested by the Investment Manager or the Board to assist them or their agents in the determination of the fair value of certain portfolio securities held in the Managed Portion when market quotations are not readily available for the purpose of calculating the Fund's net asset value in accordance with procedures and methods established by the Board;

(v) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations ("Corporate Actions") with respect to the issuers of securities held in the Managed Portion, provided materials relating to such Corporate Actions have been timely received by the Sub-Adviser, and to submit reports regarding such Corporate Actions, including a copy of any policies regarding such Corporate Actions, in a form reasonably satisfactory to the Investment Manager and the Fund in order to comply with any applicable federal or state reporting requirements;

(vi) provide performance and other information as reasonably requested by the Investment Manager or the Board to assist them or their agent in conducting ongoing due diligence and performance monitoring; and

(vii) maintain all accounts, books, and records with respect to the Managed Portion as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any accounts, books and records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall furnish to the Investment Manager copies of all such accounts, books, and records as the Investment Manager may reasonably request. The Sub-Adviser agrees that such accounts, books, and records are the property of the Trust, and will be surrendered to the Trust promptly upon request, with the understanding that the Sub-Adviser may retain its own copy of all records. The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject to special and other examinations by the Securities and Exchange Commission and any governmental agency or other instrumentality having regulatory authority over the Fund. The Sub-Adviser further agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject to such reasonable periodic examinations upon reasonable notice by the Fund, the Fund's auditors or any representative of the Fund; provided that such examinations shall be conducted in a manner so as not to unreasonably disrupt the conduct of the business of the Sub-Adviser,

(c) The Sub-Adviser shall not consult with any other sub-adviser of the Fund or of any fund that is an "affiliated person" of the Fund concerning transactions for the Fund in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with Rule 12d3-1 under the 1940 Act.

(d) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the Trust's Agreement and Declaration of Trust, as the same may be hereafter modified, amended, and/or supplemented from time to time, that are applicable to the Managed Portion; (ii) provisions of the Trust's By-Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time; that are applicable to the Managed Portion; (iii) the Fund's Prospectus; (iv) the 1940 Act and the Advisers Act and the rules under each and all other international, federal and state securities laws or regulations applicable to the Trust and the Fund; (v) the Trust's compliance procedures and other policies and procedures adopted from time to time by the Board applicable to the Managed Portion; and (vi) the written instructions of the Investment Manager.

(e) The Investment Manager agrees to provide the Sub-Adviser with current copies of the documents mentioned in paragraph 1(d)(i), (ii); (iii) and (v) above and all changes made to such documents at, or if practicable, before the time such changes become effective, and the Investment Manager acknowledges and agrees that the Sub-Adviser shall not be responsible for compliance with such documents or amendments unless and until they are received by the Sub-Adviser. The Sub-Adviser shall be fully protected in acting upon any proper instmctions reasonably believed by it to be genuine and signed or communicated by or on behalf of the Investment Manager or the Fund.

(f) The Sub-Adviser hereby agrees during the period hereinafter set forth to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust, the Fund or the Investment Manager in any way, or in any way be deemed an agent of the Trust, the Fund or the Investment Manager.

(g) The Sub-Adviser may perform its services through its employees, officers or agents, and the Investment Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Fund's Prospectus shall perform the portfolio management duties described therein until the Sub-Adviser notifies the Investment Manager that one or more other affiliates, employees, officers or agents identified in such notice shall assume such duties as of a specific date.

(h) The Investment Manager shall provide (or use its best efforts to cause to be provided) timely information to the Sub-Adviser regarding such matters as the cash requirements and cash available for investment in the Managed Portion, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities- under this Agreement.

2. (a)          Under the terms of the Investment Management Agreement, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its existence as a statutory trust organized under the laws of the State of Delaware; the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance and repurchase of shares; preparation of share certificates, if any; reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; interest and federal and state registration fees.

(b)Directors, officers and employees of the Sub-Adviser may be directors, officers and employees of other funds that have employed the Sub-Adviser as sub-adviser or investment manager. Directors, officers and employees of the Sub-Adviser who are Trustees, officers and/or employees of the Trust, shall not receive any compensation from the Trust for acting in such dual capacity.

3. (a)          The Sub-Adviser will select brokers and dealers to effect all Fund transactions with respect to the Managed Portion subject to the conditions set forth herein. The Sub-Adviser may combine orders for the Managed Portion with orders for other accounts or funds under management. Transactions involving combined orders are allocated in a manner deemed equitable to each account. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Managed Portion (i) in accordance with any written policies, practices or procedures that may be established. by the Board or the Investment Manager from time to time and proVided to the Sub-Adviser, and (ii) as described in the Fund's Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Fund, with respect to the Managed Portion, the Sub-Adviser shall use its best efforts to obtain for the Managed Portion "best execution," considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(b)Subject to the appropriate policies and procedures approved by the Board and provided to the Sub-Adviser in writing, the Sub-Adviser may, to the extent authorized by
Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), cause the Managed Portion to pay a broker or dealer that provides brokerage and research services to the Investment Manager, the Sub-Adviser and the Managed Portion an amount of Commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage and research services provided viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities to its clients for which the Investment Manager or the Sub-Adviser exercises investment discretion. To the extent authorized by Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking best execution and compliance with applicable federal and state securities laws and regulations, the Investment Manager or the Sub-Adviser also may consider sales of shares of the Fund as a factor in the selection of brokers and dealers. Subject to seeking best execution and compliance with applicable federal and state securities laws and regulations, the Board or the Investment Manager may direct the Sub-Adviser to effect transactions in Fund securities with respect to the Managed Portion through broker-dealers in a manner-that will help generate resources to; (i) pay the cost of certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment; or (ii) recognize broker-dealers for the sale of Fund shares.

Subject to applicable law and regulations, including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Managed PortiOn with brokers or dealers that are affiliated with the Sub-Adviser. Any entity or person associated with the Investment Manager or the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund to the extent and as permitted by Section 11(a)(1)(H) of the Exchange Act and Rule 11a2-2(T) thereunder.

4. As compensation for the services to be rendered to the Trust for the benefit of the Fund by the Sub-Adviser under the provisions of this Agreement, the Investment Manager shall pay to the Sub-Adviser a fee as provided in Schedule A. attached hereto.

5. The services to be rendered by the Sub-Adviser to the Trust for the benefit of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

6. (a)          Subject to the limitation set forth in Paragraph 5, the Sub-Adviser, its directors, officers, employees, agents, and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

(b)            Neither the Investment Manager, the Trust nor the Fund shall use the Sub-
Adviser's actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) (or that of any affiliate of the Sub-Adviser, other than that of the Fund, the Trust, or any affiliate of the Investment Manager that is an affiliate of the Sub-Adviser solely by reason of the Sub-Adviser's provision of services pursuant to this Agreement) or otherwise refer to the Sub-Adviser in any materials related to the Trust or the Fund • distributed to third parties, including the Fund's shareholders, without prior review and written approval by or on behalf of the Sub-Adviser, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager, the Trust and the Fund, shall, to the extent applicable and as soon as is reasonably possible, cease to use the Sub-Adviser's actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) in materials related to the Fund.

(c) The Sub-Adviser shall not use the name of the Trust, the Fund, or the

Investment Manager (or that of any affiliate of the Investment Manager, other than that of any affiliate of the Sub-Adviser that is an affiliate of the Investment Manager solely by reason of the Sub-Adviser's provision of services pursuant to this Agreement) or otherwise refer to the Trust, the Fund or the Investment Manager in any materials related to the Trust or the Fund distributed to third parties, including the Fund's shareholders, without prior review and written approval by the Trust, the Fund or the Investment Manager, as applicable, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Sub-Adviser, shall, to the extent applicable and as soon as is .reasonably possible, cease to use the actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) of the Trust, the Fund and the Investment Manager.

(d) This Section 6 applies solely to materials related to the Fund and the Trust only, and not to other products or relationships between the Sub-Adviser and the Investment Manager.

7.           (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties as Sub-Adviser to the Trust on behalf of the Fund, neither the Sub-Adviser nor any of its officers, directors or employees (collectively, "Sub-Adviser Related Persons") shall be liable to the Trust, the Fund, the Investment Manager or any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be-achieved by the Managed Portibn or the Fund, or that the Managed Portion or the Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private. Subject to the first sentence of this Section 7(a), the Sub-Adviser shall not be responsible for any loss incurred by any reason of any act or omission of any bank, broker, the custodian bank or any administrator or trustee whether appointed on behalf of the Investment Manager, the Fund or the Trust. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable law, including applicable U.S. state and federal securities laws, ERISA and the Financial Services and Markets Act 2000 of the United Kingdom ("FSMA") or any rules or regulations adopted under any of those laws.

(b)The Sub-Adviser agrees to indemnify the Investment Manager and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Sub-Adviser) or litigation (including legal and other expenses) to which the Investment Manager or the Fund may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by the Sub-Adviser to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Internal Revenue Code, and the regulations issued thereunder

(including, but not by way of limitation, Reg. Sec. 1.817-5, March 2, 1989, 54 F.R. 8730), relating to the diversification requirements for separate accounts, 'endowment, and life insurance contracts.

(c) The Investment Manager shall indemnify Sub-Adviser Related Persons to the fullest extent permitted by law against any and all losses, damages, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, (collectively "Losses") incurred by the Sub-Adviser or Sub-Adviser Related Persons relating to this Agreement or the performance by the Sub-Adviser or Sub-Adviser Related Persons of its or their duties hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust's Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (c) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Sub-Adviser or a Sub Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

(d) The Sub-Adviser shall indemnify the Investment Manager and its affiliates and its officers, directors and employees (collectively, "Investment Manager Related Persons") to the fullest extent permitted by law against any and all Losses incurred by the Investment Manager or Investment Manager Related Persons relating to this Agreement or the performance by the Investment Manager or Investment Manager Related Persons of its or their duties hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust's Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (d) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Investment Manager or an Investment Manager Related Person in the performance of any of its duties under, or in connection with, this Agreement.

8.           (a) This Agreement shall be executed and become effective as of the date written below; provided, however, that this Agreement shall not become effective with respect to the Fund unless it has first been approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the Securities and Exchange Commission (the "SEC") or its staff. This Agreement shall continue in effect through December 31, 2011 and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board or by the vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of those Trustees of the Trust who are not parties hereto or

"interested persons" of the Trust, the Fund, or any party hereto, cast in person at a meeting called for the purpose of voting on such approval.

(b) No amendment to this Agreement shall be effective unless approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(c) This Agreement may be terminated (i) by the Investment Manager at any time, without the payment of a penalty, on ninety (90) days' written notice to the Sub-Adviser of the Investment Manager's intention to do so and (ii) by the Trust at any time, without the payment of a penalty, on sixty (60) days' written notice to the Sub-Adviser of the Trust's intention to do so pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on ninety (90) days' written notice to the Investment Manager and the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation arising out of or relating to a breach of this Agreement committed prior to such termination, (ii) the obligation of the Investment Manager to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof, prorated to the date of termination, and (iii) any indemnification obligation provided in Paragraph 7 hereof. This Agreement shall automatically terminate in the event of its assignment or upon the termination of the Investment Management Agreement.

9.Any information and advice furnished by either party to this Agreement to the other party shall be treated as .confidential and shall not be disclosed to third parties without the consent of the other party hereto. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)
is already known to the receiving party at the time it is obtained (other than through previous disclosure by the protected party or by a party known by the receiving party to be bound by a confidentiality obligation to the protected party);

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best. of the receiving party's knowledge, is not under a duty of confidentiality;

(iv)
is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party provides the protected party written notice of such requirement, to the extent such notice is permitted);

(v)
is relevant to the defense of any claim or cause of action asserted against the receiving party (provided the receiving party provides the protected party with sixty (60) days' written notice of any disclosure if practicable or

149605/12

such lesser amount as may be necessary and provided such notice does not prejudice the receiving party); or

(vi)has been or is independently developed or obtained by the receiving party.

The Sub-Adviser shall not disclose any "nonpublic personal information" (as such term is defined in Regulation S-P, including any amendments thereto) pertaining to the customers of the Trust or a client of the Investment Manager to any third party or use such information other than for the purpose of providing the services contemplated by this Agreement.

10.The Sub-Adviser represents, warrants and agrees that:

(a) . The Sub-Adviser: (D is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services. contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Investment Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations that do not specifically relate to the Managed Portion or the Fund shall not be required to be reported by this provision.

(b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. In accordance with the requirements of Rule 17j-1, the Sub-Adviser shall certify to the Investment Manager that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics relating to the services the Sub-Adviser performs under this Agreement or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Manager, the Sub-Adviser shall provide to the Investment Manager, its employees or its agents all information. required by Rule 17j-1(c)(1) relating to the approval by the Fund's Board of Trustees of the Sub-Adviser's code of ethics relating to the services the Sub-Advise• performs under this Agreement.

(c) The Sub-Adviser has provided the Investment Manager with a copy of its Form ADV at least forty-eight (48) hours prior to execution of this Agreement, which as of the date of this Agreement is its ForM ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Investment Manager at least annually. Such amendments shall reflect all changes in the Sub-Adviser's organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d) The Sub-Adviser will notify the Trust and the Investment Manager of any event that would be deemed an assignment of this Agreement, with the exception of any assignment by or with respect to the Investment Manager, or change of control of the Sub-Adviser, as applicable, or any change in the senior management personnel of the Sub-Adviser or any change in the portfolio manager(s) of the Managed Portion, prior to or promptly after such change. The Investment Manager will notify the Sub-Adviser of any event that would be deemed an assignment of this Agreement, with the exception of any assignment by or with respect to the Sub-Adviser, or change of control of the Investment Manager, as applicable. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment of this Agreement or change in control of the Sub-Adviser so long as the assignment is not by or with respect to the Investment Manager.

(e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as shall be reasonably necessary in light of its obligations under this Agreement.

11. This Agreement shall extend to and bind the successors of the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture.

12. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person," and "assignment" shall have the meanings given them in the 1940 Act, subject, however to such exemptions as may be granted by the SEC and its staff under the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 12th day of July, 2011.

[Missing Graphic Reference]
By:
Name: Kevin . Adamson Title: Vice President
tit)
Attest:
Name: William P. Flory, Jr. Title: Vice President
MONDRIAN INVESTMENT PARTNERS LIMITED
[Missing Graphic Reference]

By:
Name: .1.)1-11-Le'
Title: (--=;--)-6--tate-r-411,Ni

Attest:
Name: 1--ifINe, q(c6-€1

Title: fet1_,Sonsirti., ASS-LzT--fir-fr

LINCOLN INVESTMENT ADVISORS CORPORATION

Agreed to and accepted as of the day and year above written:

[Missing Graphic Reference]

By:

Nat e: Daniel R. Ha

Title: President

Attest:

Name: Cynf ua A. Rose
Title: Assistant Secretary

LVIP MONDRIAN INTERNATIONAL VALUE FUND, a series of Lincoln Variable Insurance Products Trust

SCHEDULE A
Fee Schedule

The Investment Manager will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. The Investment Manager shall pay to the Sub-Adviser compensation at an annual rate as follows:

.40% on the average daily net assets of the Fund up to $800 million;
.35% on the average daily net assets of the Fund from $800 million to $1.3 billion; and .33% on the average daily net assets of the Fund over $1.3 billion.

AMENDMENT TO
CONSULTING AGREEMENT

THIS AMENDMENT TO THE CONSULTING AGREEMENT, dated as of April 29, 2011 (the "Amendment"), is between Lincoln Investment Advisors Corporation (the "Adviser"), a Tennessee corporation and Milliman, Inc. ("Milliman"), a Washington corporation.

WHEREAS, the Adviser has contracted with Milliman to provide consulting services regarding certain funds within the Lincoln Variable Insurance Products Trust pursuant to a Consulting Agreement, entered into May. 27, 2011 (the "Consulting Agreement");

WHEREAS, the Adviser desires to retain Milliman to provide consulting services regarding certain series of Lincoln Advisors Trust;

WHEREAS, Milliman is willing to serve in such capacity; and

WHEREAS, the parties have agreed to amend the Consulting Agreement and its Schedule A to reflect that Milliman will also be providing consulting services for certain funds within Lincoln Advisors Trust.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The second whereas clause of the Consulting Agreement is deleted and replaced with the following:

"WHEREAS, the Adviser is the investment Adviser to Lincoln Variable Insurance Products Trust and Lincoln Advisors Trust (collectively, the "Trusts");"

2. The defined term, "Trust," is replaced with "Trusts" and existing singular references in the Consulting Agreement to the "Trust" are hereby replaced with the plural form of "Trusts."

3.           Schedule A shall be deleted and replaced with the attached Schedule A to reflect the funds within the Lincoln Advisors Trust that will be subject to the Consulting Agreement.

4. All other terms and provisions of the Consulting Agreement not amended herein shall remain in full force and effect.

5. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

[Missing Graphic Reference]
By:
" Name: Kevin . Adamson
Title: Vice President
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

LINCOLN INVESTMENT ADVISORSMILLIMAN, INC.
CORPORATION

SCHEDULE A

Funds Subject to the Consulting Agreement Lincoln Variable Insurance Products Trust
Funds	Effective Date
LVIP Protected Profile 2010 Fund	May 27, 2011
LVIP Protected Profile 2020 Fund	May 27, 2011
LVIP Protected Profile 2030 Fund	May 27, 2011
LVIP Protected Profile 2040 Fund	May 27, 2011
LVIP Protected Profile 2050 Fund	May 27, 2011
LVIP Protected Profile Conservative Fund	To be determined by the mutual agreement of the parties,
LYE) Protected Profile Moderate Fund	To be determined by the mutual agreement of the parties.
LVIP Protected Profile Growth Fund	To be determined by the mutual agreement of the parties.

Lincoln Advisors Trust

Funds	Effective Date
Presidential Protected Profile 2010 Fund	To be determined by the mutual agreement of the parties.
Presidential Protected Profile 2020 Fund	To be determined by the mutual agreement of the parties.
Presidential Protected Profile 2030 Fund	To be determined by the mutual agreement of the parties.
Presidential Protected Profile 2040 Fund	To be determined by the mutual agreement of the parties.
Presidential Protected Profile 2050 Fund	To be determined by the mutual agreement of the parties.

AMENDMENT TO
CONSULTING AGREEMENT

THIS AMENDMENT' 110 CONSULTING AGREEMENT, dated as of April 29, 2011 (this "Amendment"), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (the "Adviser") and Wilshire Associates Incorporated, a California corporation ("Wilshire").

WHEREAS, the Adviser has contracted with Wilshire to provide consulting services in respect of certain of the funds within the Lincoln Variable Insurance Products Trust (the "Trust") pursuant to a Consulting Agreement, entered into June 11, 2010 the "Consulting Agreement"); and

WHEREAS, the Adviser desires to retain Wilshire to provide consulting services with respect to additional funds of the Trust; and

WHEREAS, Wilshire is willing to serve in such capacity; and

WHEREAS, the parties have agreed to change the fee arrangement to reflect the additional consulting services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Schedule A of the Consulting Agreement shall be deleted and replaced with the attached Schedule A to reflect the additional funds that will be subject to the Consulting Agreement.

2,          Section 2 of the Consulting Agreement shall be deleted in its entirety and shall be replaced with the following:

(a) With respect to the LVIP American Allocation Funds, Wilshire will provide the Adviser the following information and services on an annual basis or more frequently as described below or as may be reasonably requested by the Adviser from time to time:
(i)	on a quarterly basis, recommended asset allocation targets by asset class for each Fund;
(ii)
on at least an annual basis, returns-based analysis of each underlying fund available (as communicated by Adviser to Wilshire) for investment by each Fund in order to evaluate its merits and understand its risk and return profile, including qualitative insights gained Through Wilshire's manager research process, which will consist of Manager Research evaluations;

(iii)	recommendations as to the optimal combination of the underlying funds to assist Adviser in building each Fund;

987241-4
2
MAW Consulting Ag wan t

(iv)	provide background on Fund construction methodology;
(v)	on at least an annual basis, provide background on asset allocation construction methodology, including providing capital market assumptions that drive asset allocation construction;
(vi)
upon reasonable request of the Adviser, attend internal sales meetings to provide information about Wilshire and its investment process, provided that Wilshire will not be expected to pay for attendance at any such sales meetings other than travel and expense costs for Wilshire staff;

(vii)	no less frequently than quarterly, performance attribution and contribution reports detailing performance relative to benchmark and written performance commentary discussing fund performance and a summary of broader capital market events, provided that Lincoln will provide Wilshire with performance for each Fund as well as for each underlying fluid on a monthly basis;
(viii)	such other information and reports regarding Wilshire's services to the Adviser that the Adviser may reasonably request; and
(ix)	upon reasonable request of Adviser, attend Trust's Board of Trustee meetings to provide information related to its services to the Adviser.

(b) With respect to the INIP Profile Funds, Wilshire will provide the Adviser the following information and services on an annual basis, or more frequently as described below or as may be reasonably requested by the Adviser from time to time:
(1) on a quarterly basis, recommend asset allocation targets by asset class for each Fund, including the regular aging of the target maturity glide path;

(ii)	on at least an annual basis, provide background on asset allocation and target maturity glide path construction methodology, including providing capital market assumptions that drive asset allocation construction;
(iii)	such other information and reports regarding Wilshire's services to the Adviser that the Adviser may reasonably request; and
(iv)	upon reasonable request of Adviser, attend the Trust's Board of Trustee meetings to provide information related to its services to the Adviser.

(c) Wilshire, at its expense, will furnish all necessary investment,

administrative, and management staff (including salaries of personnel), facilities, and equipment necessary for it to execute its obligations under the Consulting Agreement as amended hereby.

3. Schedule B shall be deleted and replaced with the attached Schedule B to reflect the new fee arrangement and compensation for Wilshire's consulting services.

4. The following sentence shall be added to the end of Section 10(a) of the Consulting Agreement: "Once promotional material has been approved by Wilshire,

987241-4 3 Wilshire Consulting Agreement

subsequent promotional materials which do not alter the use or description of Wilshire or its services need not be submitted for approval by Wilshire, but shall be provided to Wilshire for review upon Wilshire's written request. After review, Wilshire may direct Adviser to make changes to the promotional materials, and Adviser shall incorporate such changes as soon as reasonably practicable."

5. All other terms and provisions of the Consulting Agreement not amended herein shall remain in full force and effect,

6. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above,

LINCOLN INVESTMENT ADVISORS WILSHIRE ASSOCIATED
[Missing Graphic Reference]
CORPORATION                                                              INCORPORATED

By:                                                             By:

Name:                                                              Name: J, tie Ohl

Title: 'resident, Wilshire Funds Management

987241-4 4 WNiire ConsulUng Agreement
Schedule A
Funds Subject to Consulting Agreement

LVIP American Allocation Funds
LVIP American Balanced Allocation Fund LVIP American Income Allocation Fund LVIP American Growth Allocation Fund

LVIP Profile Funds
LVIP Conservative Profile Fund
LVIP Moderate Profile Fund

LVIP Moderately Aggressive Profile Fund

LVIP Protected Profile 2010 Fund
LVIP Protected Profile 2020 Fund

LVIP Protected Profile 2030 Fund
LVIP Protected Profile 2040 Fund
LVIP Protected Profile 2050 Fund

987241.4
5
Wits hlre Consulting Agreement

Schedule B

Compensation

As compensation for the services rendered by Wilshire to the Adviser under the Consulting Agreement as amended, the Adviser shall pay to Wilshire an annual fee of $500,000, which will be based on an annual period of May 1 through April 30, The fee will be paid in four installments of $125,000, which will be due within ten calendar days of the following dates; May 1, August 1, November 1, and February 1.

Notwithstanding the foregoing, the parties agree that the payment of $100,000 made by the Adviser to Wilshire on January 15, 2011 shall be credited against the payment due on May 1, 2011, and thus the payment due to Wilshire on May 1, 2011 will be $25,000.

AMENDMENT TO
CONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT, dated as of November 1, 2011 (the "Amendment"), is between Lincoln Investment Advisors Corporation ("LIAC"), a Tennessee corporation, and Wilshire Associates Incorporated ("Wilshire"), a California corporation.

WHEREAS, LIAC has contracted with Wilshire to provide consulting services in respect of certain of the funds within the Lincoln Variable Insurance Products Trust (the "Trust") pursuant to a Consulting Agreement, entered into June 11, 2010 and amended April 29, 2011 the "Consulting Agreement"); and

WHEREAS, LIAC desires to retain Wilshire to provide consulting services with respect to additional funds managed by LIAC within the Lincoln Advisors Trust; and

WHEREAS, Wilshire is willing to serve in such capacity.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Schedule A shall be deleted and replaced with the attached Schedule A to reflect the additional funds that will be subject to the Consulting Agreement.

2. Section 2(b) of the Consulting Agreement shall be deleted in its entirety and shall be replaced with the following:

(b) With respect to the LVIP Profile Funds and the Presidential Profile Funds, Wilshire will provide the Adviser the following information and services on an annual basis, or more frequently as described below or as may be reasonably requested by the Adviser from time to time:
(i)	on a quarterly basis, recommend asset allocation targets by asset class for each Fund, including the regular aging of the target maturity glide path;
(ii)
on at least an annual basis, provide background on. asset allocation and target maturity glide path construction methodology, including providing capital market assumptions that drive asset allocation construction;

(iii)	such other information and reports regarding Wilshire's services to the Adviser that the Adviser may reasonably request; and
(iv)	upon reasonable request of Adviser, attend the Trust's Board of Trustee meetings to provide information related to its services to the Adviser.

3. All other terms and provisions of the Consulting Agreement not amended herein shall remain in full force and effect.

4. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.
[Missing Graphic Reference]

LINCOLN INVESTMENT ADVISORS WILSHIRE ASSOCIATED CORPORATION INCORPORATED

By:                  / By,

Name: Daniel R.                               es Name:
Title: President Title:

Schedule A
Funds Subject to Consulting Agreement

LVIP American Allocation Funds
LVIP American Balanced Allocation Fund LVIP American Income Allocation Fund LVIP American Growth Allocation Fund

LVIP Profile Funds

LVIP Conservative Profile Fund LVIP Moderate Profile Fund
LVIP Moderately Aggressive Profile Fund LVIP Protected Profile 2010 Fund
LVIP Protected Profile 2020 Fund LVIP Protected Profile 2030 Fund LVIP Protected Profile 2040 Fund LVIP Protected Profile 2050 Fund

Presidential Profile Funds
Presidential Protected Profile 2010 Fund Presidential Protected Profile 2020 Fund Presidential Protected Profile 2030 Fund Presidential Protected Profile 2040 Fund Presidential Protected Profile 2050 Fund

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement"), is made and entered into as of May 27, 2011 (the "Effective Date"), by and between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and MILLIMAN, INC., a Washington corporation ("Milliman").

WHEREAS, the Adviser is the investment adviser to the Lincoln Variable Insurance Products Trust (the "Trust");

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and presently offers shares of beneficial interest representing interests in separate investment portfolios of each series of the Trust;

WHEREAS, the Adviser desires to retain Milliman to furnish (i) certain consulting and related services to the Adviser with respect to the risk management overlay strategy ("Protection Strategy") for the series of the Trust listed on Schedule A attached hereto and made a part hereof, as it may be amended from time to time (the "Funds") and (ii) certain other consulting services with respect to the Adviser's risk management function for its affiliates that sponsor life and annuity products that invest in the Funds (collectively, the "Lincoln Affiliates");

WHEREAS, Milliman is willing to furnish such services, as more fully set forth below.

NOW THEREFORE, in consideration of the mutual covenants and for the mutual consideration contained herein, and intending to be legally bound, the parties agree as follows:

I. APPOINTMENT AS CONSULTANT.

Milliman agrees to provide to the Adviser the services described in Section 2 below, subject to the direction and control of the • Adviser. Milliman shall be an independent contractor and shall have no authority to act for or represent the Adviser or the Trust in any way, except as expressly authorized in this Agreement, any side letter referencing this Agreement ("Side Letter Agreement") or in the Trading Services Agreement between the parties hereto and dated as of the date hereof (the "Trading Agreement")

2. SERVICES.

(a) Milliman shall provide to the Adviser the following information and services at the frequency described below or as may be reasonably requested by the Adviser from time to time:

(i) On a daily basis by 1:00 PM Eastern Time, a daily report from its volatility management model and its capital protection model together with Milliman's recommendations as to the specific United States exchange-traded futures contracts recommended to implement the Protection Strategy as communicated to Milliman for each Fund ("US Futures"), based on:

■	Each Fund's daily asset allocation, to be provided by the Adviser to Milliman no later than 10:00 AM Eastern Time each day on which each Fund's shares are available for trading;

•	Each Fund's target level of volatility, as determined by the Adviser and provided to Milliman in writing from time to time;

•	The Adviser's instructions in writing from time to time regarding the specific types of US Futures eligible for purchase or sale by each Fund ("Eligible US Futures") as listed on Appendix A of the Trading Agreement;

•
Each Fund's guidelines as to the "capital protection strike price" -the strike price of the synthetic put constructed using Milliman's capital protection model - as determined by the Adviser and provided to Milliman in writing from time to time; and

•	Such other factors or variables as the parties may agree from time to time.

(ii) On a daily basis by 5:00 PM Eastern Time, a daily report from its volatility management model and its capital protection model, updated with capital markets data through the close of US markets, together With Milliman's recommendations as to the specific Non-United States exchange-traded futures contracts recommended to implement the Protection Strategy as communicated to Milliman for each Fund ("Foreign Futures"), based on:

■	Each Fund's daily asset allocation provided by the Adviser to Milliman that morning;

■	Each Fund's target level of volatility, as determined by the Adviser and provided to Milliman in writing from time to time;

■
The Adviser's instructions in writing from time to time regarding the specific types of Foreign Futures eligible for purchase or sale by each Fund ("Eligible Foreign Futures") as listed on Appendix A of the Trading Agreement and the foreign exchanges on which such trades may be executed;

Each Fund's guidelines as to the "capital protection strike price" - the strike price of the synthetic put constructed using Milliman's capital protection model - as determined by the Adviser and provided to Milliman in writing from time to time; and

Such other factors or variables as the parties may agree from time to time.

(iii)
daily assistance and recommendations to the Adviser regarding each Fund's cash allocations needed to fund initial and variation margin on the Fund's futures agreements and each Fund's open futures positions. .

(iv)	on at least a quarterly basis, provide written reviews of the effectiveness of the Protection Strategy with respect to each Fund, in such format as agreed by the parties from time to time;

(v)
on a monthly basis, (a) a listing of all outstanding Fund futures positions; and (b) analytics regarding the contribution to returns of the Protection Strategy, including performance attribution and written performance commentary discussing how the Protection Strategy and the use of exchange-traded futures adapted to the previous month's capital market events;

(vi)
based upon information provided by the Adviser relating to investments held by the Funds other than futures (namely, underlying mutual funds and cash), performance charts and graphs, research publications and text for Adviser's use with sales representatives and financial advisers;

(vii)	upon the reasonable request of the Adviser, attend internal sales meetings to provide information about Milliman and the Protection Strategy;

(viii)	provide such other information and reports regarding Milliman's services to the Adviser that the Adviser may reasonably request and which are related to the services described in this Agreement; and

(ix)	upon the reasonable request of the Adviser, attend the Trust's Board of Trustee meetings to provide information related to its services to the Adviser.

(b) Each of the parties acknowledge and agree that the Adviser has agreed to restructure the Funds to embed the Protection Strategy into the Funds, instead of implementing a similar risk management overlay covering the Funds at the Lincoln corporate level, based on Milliman's agreement (i) to the terms and conditions of this Agreement, the Side Letter, and the Trading Agreement and (ii) to provide operational support and cooperation to the Adviser to facilitate the Adviser's risk management function for the Lincoln Affiliates ("Operational Services"), as more fully described in a Statement of Work ("SOW") dated as of even date herewith pursuant to that certain Master Consulting Services

Agreement dated as of May 15, 2006 between Milliman and Lincoln National Corporation (including the SOW, the "Master Agreement"). In the event of the termination of the Master Agreement, Milliman agrees to provide transition support and cooperation to the Adviser at Milliman's then-current standard time and expense billing rates as reasonably requested by the Adviser, to the extent such support does not cause a violation of Section 5 of this Agreement.

(c)Milliman, at its expense, will furnish all necessary investment, administrative, and management staff (including salaries of personnel), facilities, and equipment necessary to execute its obligations under this Agreement.

3. NO DISCRETION.

Milliman and the Adviser acknowledge and agree that (i) Milliman is not providing discretionary investment advice to the Adviser or the Funds; (ii) Milliman has no advisory authority with respect to the Funds; and (iii) the Adviser is solely responsible for the implementation of the Funds' investment program.

4. DATA.

The Adviser shall at all times be and remain responsible for the integrity and accuracy of the data described in Section 2 which it provides to Milliman. In no event shall Milliman be responsible for, and nothing in this Section shall be construed to shift any such responsibility from the Adviser to Milliman for such data.

Milliman will provide information from its volatility management model and its capital protection model, together with Milliman's recommendations, to assist the Adviser in making Adviser's risk management decisions with respect to its investment strategy for the Funds, including specific types of contracts eligible for purchase or sale by each Fund and the exchanges on which such trades may be executed. Unless otherwise provided in this Agreement, the Adviser shall be solely responsible for the methodology that it will rely on and the Adviser acknowledges and agrees that neither Milliman nor its stockholders, members, managers, officers, directors, agents or employees shall be liable for any liability that the Adviser or the Funds incur from relying upon that methodology, provided that Milliman has met the standard of care set forth herein, nor shall Milliman be responsible for necessary data that the Adviser does not provide in a timely manner. Should the Adviser identify errors in the outputs from Milliman's models or recommendations or require a change in the outputs, recommendations or processes, Milliman shall provide reasonable assistance to the Adviser in updating the outputs, recommendations or processes and shall provide audit detail sufficient to support the Adviser's instructions described in Section 2 above. The Adviser agrees that neither Milliman nor its stockholders, members, managers, officers, directors, agents or employees will be liable for any liability of the Adviser or the Funds resulting from (a) any errors identified in the outputs from Milliman's models or recommendations or processes, or the Adviser's request to change the outputs, recommendations or processes; (b) any honest mistake of judgment in Milliman's outputs, recommendations or processes, or any error, inaccuracy or miscalculation included in any report to the Adviser; or (c) the Adviser's use of a Milliman report, regardless of any mistakes of judgment, errors, inaccuracies or miscalculations contained therein, provided that with respect to each of (a), (b), and (c) above, Milliman has met the standard of care set forth in this Agreement.

The Adviser agrees that Milliman cannot predict future activity in financial markets or that Milliman's outputs from its models or its recommendations will prove optimal for every situation. While Milkman undertakes to assist the Adviser as described above to correct any errors or omissions in provision of the services, there is no assurance of a successful investment result from using Milliman's outputs or recommendations.

5. PROPRIETARY RIGHTS.

Milliman shall retain all rights, title and interest (including, without limitation, all copyrights, patents, service marks, trademarks, trade secret and other intellectual property rights) in and to all technical or internal designs, methods, ideas, concepts, know-how, techniques, generic documents and templates ("Tools") that have been previously developed by Milliman or such Tools developed during the course of the provision of the services described in this Agreement, provided such Tools do not contain any of the Adviser's Confidential Information (as defined in Section 13 herein) or proprietary data. Rights and ownership by Milliman of its Tools shall not extend to or include all or any part of the Adviser's proprietary data or the Adviser's Confidential Information.

The materials provided by Milliman pursuant to the services described hereunder ("Work Product") are prepared solely for the internal business use of the Adviser with respect to the Funds, except as forth in this subsection. The Work Product may not be distributed, disclosed, copied or otherwise furnished to any third party without Milliman's prior written consent, except to the Board of Trustees of the Trust, the Funds' service providers, and their respective auditors ("Permitted Recipients") or as requested by regulatory authorities or as otherwise required by law, regulation or court order, Any distribution of the Work Product that requires Milliman's prior written consent must be in its entirety, and will require a signed third party release prior to distribution. Milliman does not intend to benefit any third party recipient of the Work Product, even if Milliman consents to the release of its Work Product to such third party. Nothing in this Agreement shall confer rights upon, nor shall this Agreement be construed to create any rights in, any person that is not a party to this Agreement.

Except as otherwise provided in Sections 13 and 14 herein, nothing included in any of Milliman's Work Product is to be used in any public filings with any public body, such as but not limited to the United States Securities and Exchange Commission or state insurance departments, without prior written consent from Milliman.

6. STANDARD OF CARE.

Milliman shall perform its duties hereunder in good faith and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of any enterprise of like character.

7. COMPENSATION.

As compensation for the services to be rendered by Milliman under the provisions of this Agreement, the Trading Agreement, and for Milliman's obligations under any Side Letter Agreement and SOW, the Adviser will pay to Milliman compensation in accordance with the fee schedule as set forth in Schedule B attached hereto. All fees are due and payable as set forth in Schedule B.

8. REPRESENTATIONS AND WARRANTIES.

(a)        Representations and Warranties of the Adviser. The Adviser represents, warrants and agrees that the Adviser (i) is registered with the Securities and Exchange Commission as an investment adviser under the Advisers Act of 1940, as amended (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and has received a copy of Milliman's Form ADV Part 2A in advance of the execution of this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Milliman of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)        Representations and Warranties of Milliman. Milliman represents, warrants and agrees as follows: Milliman (i) is registered with the Securities and Exchange Commission as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;.(ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement and has provided its Form ADV Part 2A to the Adviser in advance of the execution of this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement.; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will promptly notify the Adviser of the occurrence of any event that would disqualify Milliman from serving as an investment adviser pursuant to the Advisers Act; (vi) beginning as of the date of this Agreement, Milliman's use of its volatility management model and its capital protection model and its performance of this Agreement do not infringe on the intellectual property or other rights of any third party, are not the subject of any pending or threatened litigation and Milliman has not received any notice from a third party suggesting that it cease or desist from its use of such models; and (vii) Milliman has in place a plan (the "Business Continuity and Disaster Recovery Plan") to address issues that are reasonably likely to arise in the event of a disaster and that may potentially disrupt business continuity and/or performance of its services under this Agreement.

9. TERM, TERMINATION AND ASSIGNMENT.

This Agreement will operate on a continuous basis until terminated by either party with sixty (60) days' prior written notice to the other party, except that the Adviser may terminate this Agreement on ten (10) days' prior written notice in the event of a breach or breaches of this Agreement by Milliman which the Adviser deems, in its sole discretion, to be material. This Agreement shall automatically terminate with respect to a Fund in the event that the investment advisory contract between the Adviser and such Fund shall have terminated for any reason but shall continue with respect to the other Funds. Neither party shall assign this agreement without the express prior written consent of the other party.

10. LIMITATION OF LIABILITY,

(a) EXCEPT FOR INTENTIONAL FRAUD OR WILLFUL MISFEASANCE, (i) A BREACH BY MILLIMAN OF SECTION 8(B)(VI) (INFRINGEMENT) OR (ii) A BREACH BY MILLIMAN OF SECTION 8(B)(VII) (BUSINESS CONTINUITY PLAN), NEITHER PARTY SHALL BE LIABLE TO THE OTHER, OR TO ANY OTHER PERSON, FOR ANY LOST PROFIT, LOSS OF USE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL IN ANY EVENT BE LIABLE FOR ANY CLAIMS ARISING OUT OF THIS AGREEMENT IN EXCESS OF THREE TIMES THE FEE PAID TO MILLIMAN UNDER THIS AGREEMENT DURING THE TWELVE MONTHS PRECEDING THE CLAIM OR FIVE MILLION DOLLARS ($5,000,000), WHICHEVER IS LESS; THE FOREGOING LIMITATION SHALL NOT APPLY IN THE EVENT OF THE INTENTIONAL FRAUD OR WILLFUL MISCONDUCT OF A PARTY TO THIS AGREEMENT.

11. MILLIMAN INDEMNITY.

(a) To the fullest extent permitted by applicable law, the Adviser shall hold harmless and indemnify Milliman, its stockholders, members, managers, officers, directors, agents and employees (each, a "Milliman Indemnified Party") (regardless of such person's capacity and regardless of whether another Milliman Indemnified Party is entitled to indemnification) from and against any and all loss, liability, and expense (including without limitation taxes; penalties; judgments; fines; amounts paid or to.be paid in settlement; costs of investigation and preparations; and expenses, disbursements, and reasonable fees of attorneys, whether or not the dispute or proceeding involves the Adviser (each a "Loss") for any third party claim that any Milliman Indemnified Party may incur or suffer in connection with the Adviser's grossly negligent act or omission in the performance of its duties under this Agreement or Adviser's breach of Section 5 ("Proprietary Rights") of this Agreement. This indemnity shall not apply to any such Loss incurred or suffered by Milliman to the extent that a court of competent jurisdiction has rendered a final determination that the Loss arises out of Milliman's own gross negligence or willful malfeasance in the performance of Milliman's duties under this Agreement; or constitutes reckless disregard of its obligations and duties under this Agreement; or arises out of Milliman's breach of the Side Letter. (For the avoidance of doubt, indemnifiable Losses for purposes of this Section shall not include reimbursement of Milliman for its routine costs and expenses in the performance of its duties under this Agreement, or any tax liability resulting from the operating activities of Milliman.)

(b)This Section shall survive termination of this Agreement.

12. ADVISER INDEMNITY.

(a) To the fullest extent permitted by applicable law, Milliman shall hold harmless and indemnify the Adviser, its stockholders, members, managers, officers, directors, agents and employees (each, a " Lincoln Indemnified Party") from and against (regardless of such person's capacity and regardless of whether another Lincoln Indemnified Party is entitled to indemnification) from and against any and all loss, liability, and expense (including without limitation taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and expenses, disbursements, and reasonable fees of attorneys, whether or not the dispute or proceeding involves Milliman (each a "Loss") for any third party claim that any Lincoln Indemnified Party may incur or suffer in connection with Milliman's grossly negligent act or omission in the performance of services under this Agreement or its violation of the Side Letter. This indemnity shall not apply to any such Loss incurred or suffered by a Lincoln Indemnified Party to the extent that a court of competent jurisdiction has rendered a final determination that the Loss arises out of the Adviser's own gross negligence or willful malfeasance in the performance of its duties under this Agreement or constitutes reckless disregard of its obligations and duties under this Agreement or Adviser's breach of Section 5 ("Proprietary Rights") of this Agreement. (For the avoidance of doubt, indemnifiable Losses for purposes of this Section shall not include reimbursement of the Adviser for its routine costs and expenses in the performance of its duties under this Agreement, or any tax liability resulting from the operating activities of the Adviser.)

(b) This Section shall survive termination of this Agreement.

13. CONFIDENTIAL INFORMATION.

(a) All information and advice furnished by a party to another, including their respective agents, employees and officers, shall be treated as confidential and shall not be disclosed to unaffiliated third parties, except to Permitted Recipients or as requested by a regulatory authority or otherwise required by law, regulation or court order or as reasonably calculated to fulfill the purposes of this Agreement.

(b) Neither party shall use any information or advice furnished by the other party ("Confidential Information") for any purpose whatsoever, except in connection with the services provided to the Adviser under this Agreement. Each party agrees to use commercially reasonable efforts to maintain the confidentiality of the Confidential Information, including without limitation, treating the Confidential Information in the same manner as it treats its own confidential information of a similar type, but in no case with less than reasonable care to prevent unauthorized use or disclosure of or access to such Confidential Information.

(0)This Section shall survive termination of this Agreement.

14. USE OF NAME AND CONFLICT DISCLOSURE.

The Adviser may use Milkman's name in reference to the services provided by Milliman to the Adviser only with the prior written consent of Milliman. The Adviser shall furnish to Milliman, prior to its use, each piece of advertising, supplemental sales literature or other promotional materials in which Milliman or any of its affiliates is named. Milliman agrees to respond to any request for approval on a prompt and timely basis. Failure to respond within ten (10) calendar days to the Adviser shall relieve the Adviser of the obligation to obtain the prior written permission of Milliman.

Milliman may identify the Adviser as a Milliman client in response to relevant inquiries relating to potential conflicts of interest from clients of other Milliman services.

15. GOVERNING LAW.

This Agreement shall be construed and intempreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

16. DISPUTES

In the event of any dispute arising out of or relating to this Agreement, the parties agree that the dispute will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place before a panel of three arbitrators. Within 30 days of the commencement of the arbitration, each party shall designate in writing a single neutral and independent arbitrator. The two arbitrators designated by the parties shall then select a' third arbitrator. The arbitrators shall have a background in derivatives trading and asset-liability management, or law. The arbitrators shall have the authority to permit limited discovery, including depositions, prior to the arbitration hearing, and such- discovery shall be conducted consistent with the Federal Rules of Civil Procedure. The arbitrators shall have no power or authority to award punitive or exemplary damages. The arbitrators may, in their discretion, award the cost of the arbitration, including reasonable attorney fees, to the prevailing party. Any award made may be confirmed in any court having jurisdiction. Any arbitration shall be confidential, and except as required by law, neither party may disclose the content or results of any arbitration hereunder without the prior written consent of the other parties, except that disclosure is permitted to a party's auditors and legal advisors.

17. NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to Milliman:

Milliman, Inc.
71 S. Wacker Drive, 31st Floor Chicago, IL 60606
Attn: Kenneth P. Mungan Fax: (312) 499-5700

If to the Adviser:

Lincoln Investment Advisers Corporation One Granite Place
Concord, NH 03301
Attn: President

Fax: (484) 583-8722

18. MISCELLANEOUS.

The Agreement shall bind and be for the benefit of the parties hereto and their successors and permitted assigns.

If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision will be deemed to be rescinded or modified in accordance with any such law or rule.

No term or provision of this Agreement may be waived or changed except in writing signed by the party against whom such waiver or change is sought to be enforced.

This Agreement and the Schedules attached hereto, as they may be amended from the time to time, together with the Side Letter Agreement, the Trading Agreement and the Master Agreement, constitute the entire understanding among the parties concerning the subject matter of this Agreement and shall supersede all prior agreements, oral or written, between the parties.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Photocopies and electronic copies of this executed Agreement shall have the full force and effect of an original.

TN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

MILLIIMAN, INC. LINCOLN INVESTMENT ADVISORS

CORPORATION

[Missing Graphic Reference]

[Missing Graphic Reference]	By:
[Missing Graphic Reference]	By:

By:
Name: Kenneth P. Mungan Name: Daniel R. Hayes
Title: Principal Title: President

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

MILLIMAN, INC. LINCOLN INVESTMENT ADVISORS

CORPORATION

By:                                                                 By:
[Missing Graphic Reference]
Name: Kenneth P. Mungan N. e: Daniel R. Hay
Title: Principal Title: President

SCHEDULE A
Funds
Funds	Effective Date
LVIP Protected Profile 2010 Fund	Targeted for May 27, 2011
LVIP Protected Profile 2020 Fund	Targeted for May 27, 2011
LVIP Protected Profile 2030 Fund	Targeted for May 27, 2011
LVIP Protected Profile 2040 Fund	Targeted for May 27, 2011
LVIP Protected Profile 2050 Fund	Targeted for May 27, 2011
LVIP Protected Profile Conservative Fund	To be determined by the mutual agreement of the parties.
LVIP Protected Profile Moderate Fund	To be determined by the mutual agreement of the parties.
LVIP Protected Profile Moderately Aggressive Fund	To be determined by the mutual agreement of the parties.

Dated: May 27, 2011

SCHEDULE B
Compensation

As compensation for the services rendered by Milliman to the Adviser, the Adviser shall pay to Milliman a fee each month based on the aggregate average monthly net assets in the Funds and the annual rate set forth below (the "Charges"):
Aggregate Average Monthly Net Assets of the Funds	Fee Amount
First $500 million	10 basis points
Next $500 million	9 basis points
Next $2 billion	8 basis points
Next $L5 billion	7 basis points
All assets over $4.5 billion	6 basis points

The fee shall be payable for each month within 10 business days after the end of such month. Milliman reserves the right to stop all work if any amount of the Charges goes unpaid for ninety (90) days, provided that Milliman has notified the Adviser that it has not received payment and such unpaid balance remains unpaid after 10 days from the date Lincoln received such notice. Notwithstanding the forgoing, in the event that the Adviser reasonably disputes any portion of the Charges, Milliman shall not have the right to stop work if the Adviser pays the undisputed Charges and describes to Milliman the nature of the Adviser's dispute.

If Milliman shall serve for less than an entire month, the foregoing compensation shall be prorated. In the event of a termination by either party, Milliman shall be entitled to collect the outstanding balance, as well as charges for services actually performed and expenses incurred up to the date of termination.

Dated: May 27, 2011

SUB-ADVISORY AGREEMENT

AGREEMENT made by and between LINCOLN INVESTMENT ADVISORS CORPORATION (the "Investment Manager") and MONDRIAN INVESTMENT PARTNERS LIMITED (the "Sub-Advisee).

WITNESSETH:

WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust") is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, the LVIP Global Income Fund (the "Fund") is a series of the Trust; and

WHEREAS, the Investment Manager and the Trust, on behalf of the Fund, have entered into an agreement (the "Investment Management Agreement") whereby the Investment Manager will provide investment advisory services to the Trust with respect to the Fund; and

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trust with respect to the Fund; and

WHEREAS, the Investment Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engage in the business of providing investment advisory services; and

WHEREAS, the Board of Trustees (the "Board" or the "Trustees") of the Trust and the Investment Manager desire that the Investment Manager retain the Sub-Adviser. to render investment advisory and other services with respect to that portion of the Fund as the Investment Manager shall from time to time allocate to the Sub-Adviser (the "Managed Portion") in the manner, for the period, and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it.is agreed as follows:

1.            (a)The Sub-Adviser will supervise and direct the investments of the assets of the Managed Portion of the Fund in accordance with the Fund's investment objectives, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and. such other limitations as the Fund may impose by notice in writing to the Sub-Adviser, subject always to the supervision and control of the Investment Manager and the Board,

(b) As part of the services it will provide hereunder, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Fund or the Investment Manager to:

(i) obtain and evaluate information relating to investment recommendations, asset allocation advice, industries, businesses, securities markets, research, economic analysis, and other investment services with respect to the securities that are included in the Managed Portion or that are mider consideration forinclusion in the Managed Portion and invest the Managed Portion in accordance with the Investment Manager's and the Board's written direction as more fully set forth herein and as otherwise directed;

(ii) regularly make decisions as to what securities to purchase and sell on behalf of the Fund with respect to the Managed Portion, effect the purchase and sale of such investments in furtherance of the Fund's objectives and policies, and furnish the Board with such information and reports regarding the Sub-Adviser's activities in the performance of its duties and obligations under this Agreement as the Investment Manager deems appropriate or as the Board may reasonably request, including such reports, information, and certifications as the officers of the Trust may reasonably require in order to comply with applicable international, federal and state laws and regulations;

(iii) provide any and all material composite or other performance information, records and supporting documentation about accounts or funds the Sub-Adviser manages, if appropriate, that are relevant to the Managed Portion and that have investment objectives, policies, and strategies substantially similar.to those employed by the Sub-Adviser in managing the Managed Portion that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning the Sub-Adviser's prior performance in the Fund's currently effective Prospectus, as the same may be hereafter modified, amended, and/or supplemented from time to time, and in any permissible reports and materials prepared by the Fund or its agent;

• (iv)provide information as reasonably requested by the Investment
Manager or the Board to assist them or their agents in the determination of the fair value of certain portfolio securities held in the Managed Portion when market quotations are not readily available for the purpose of calculating the Fund's net asset value in accordance with procedures and methods established by the Board;

(v) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations ("Corporate Actions") with respect to the issuers of securities held in the Managed Portion, provided materials relating to such Corporate Actions have been timely received by the Sub-Adviser, and to submit reports regarding such Corporate Actions, including a copy of any policies regarding such Corporate Actions,in a form reasonably satisfactory to the Investment Manager and the Fund in order to comply with any applicable federal or state reporting requirements;

(vi) provide performance and other information as reasonably requested by the Investment Manager or the Board to assist them or their agent in conducting ongoing due diligence and performance monitoring; and

(vii) maintain all accounts, books, and records with respect to the Managed Portion as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any accounts, books and records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall furnish to the Investment Manager copies of all such accounts, books, and records as the Investment Manager may reasonably request. The Sub-Adviser agrees that such accounts, books, and records are the property of the Trust, and will be surrendered to the Trust promptly upon request, with the understanding that the Sub-Adviser may retain its own copy of all records. The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject to special and other examinations by the Securities and Exchange Commission and any governmental agency or other instrumentality having regulatory authority over the Fund. The Sub-Adviser further agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject to such reasonable periodic "examinations upon reasonable notice by the Fund, the Fund's auditors or any representative of the Fund; provided that such examinations shall be conducted in a manner so as not to unreasonably disrupt the conduct of the business of the Sub-Adviser.

(c) The Sub-Adviser shall not consult with any other sub-adviser of the Fund or of any fund that is an "affiliated person" of the Fund concerning transactions for the Fund in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with Rule 12d3-1 under the 1940 Act.

(d) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the Trust's Agreement and Declaration of Trust, as the same may be hereafter modified, amended, and/or supplemented from time to time, that are applicable to the Managed Portion; (ii) provisions of the Trust's By-Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time; that are applicable to the Managed Portion; (iii) the Fund's Prospectus; (iv). the 1940 Act and the Advisers Act and the rules under each and all other international, federal and state securities laws or regulations applicable to the Trust and the Fund; (v) the Trust's compliance procedures and other policies and procedures adopted from time to time by the Board applicable to the Managed Portion; and (vi) the written instructions of the Investment Manager.

(e) The Investment Manager agrees to provide the Sub-Adviser with current copies of the documents mentioned in paragraph 1(d)(i), (ii), (iii) and (v) above and all changes made to such documents at, or if practicable, before the time such changes become effective, and the Investment Manager acknowledges and agrees that the Sub-Adviser shall not be responsible for compliance with such documents or amendments unless and until they are received by the Sub-Adviser. The Sub-Adviser shall be fully protected in acting upon any proper instructions reasonably believed by it to be genuine and signed or communicated by or on behalf of the Investment Manager or the Fund.

(f) The Sub-Adviser hereby agrees during the period hereinafter set forth to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust, the Fund or the Investment Manager in any way, or in any way be deemed an agent of the Trust, the Fund or the Investment Manager.

(g) The Sub-Adviser may perform its services through its employees, officers or agents, and the Investment Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Fund's Prospectus shall perform the portfolio management duties described therein until the Sub-Adviser notifies the Investment Manager that one or more other affiliates, employees, officers or agents identified in such notice shall assume such duties as of a specific date.

(h) The Investment Manager shall provide (or use its best efforts to cause to be provided) timely information to the Sub-Adviser regarding such matters as the cash requirements and cash available for investment in the Managed Portion, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities under this Agreement.

2. (a)         Under the terms of the Investment Management Agreement, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its existence as a statutory trust organized under the laws of the State of Delaware; the maintenance of its own books, records, and procedures; dealing with it own shareholders; the payment of dividends; transfer of shares, including issuance and repurchase of shares; preparation of share certificates, if any; reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; interest and federal and state registration fees.

(b)Directors, officers and employees of the Sub-Adviser may be directors,

officers and employees of other funds that have employed the Sub-Adviser as subLadviser or investment manager. Directors, officers and employees of the Sub-Adviser who are Trustees, officers and/or employees of the Trust, shall not receive any compensation from the Trust for acting in such dual capacity.

3. (a)         The Sub-Adviser will select brokers and dealers to effect all Fund transactions with respect to the Managed Portion subject to the conditions set forth herein. The Sub-Adviser may combine orders for the Managed Portion with orders for other accounts or funds Under management. Transactions involving combined orders are allocated in a manner deemed equitable to each account. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Managed Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Investment Manager from time to time and provided to the Sub-Adviser, and (ii) as described in the Fund's Prospectus and SAL In placing any orders for the purchase or sale of investments for the Fund, with respect to the Managed Portion, the Sub-Adviser shall use its best efforts to obtain for the Managed Portion "best execution," considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(b)Subject to the appropriate policies and procedures approved by the Board and provided to the Sub-Adviser in writing, the. Sub-Adviser may, to the extent authorized by
Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), cause the Managed Portion to pay a broker or dealer that provides brokerage and research services to the Investment Manager, the Sub-Adviser and the Managed Portion an amount of commission. for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage and research services provided viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities to its clients for which the Investment Manager or the Sub-Adviser exercises investment discretion. To the extent authorized by Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking best execution and compliance with applicable federal and state securities laws and regulations, the Investment Manager or the Sub-Adviser also may consider sales of shares of the Fund as a factor in the selection of brokers and dealers. Subject to seeking best execution and compliance with applicable federal and state securities laws and regulations, the Board or the Investment Manager may direct the Sub-Adviser to effect transactions in Fund securities with respect to the Managed Portion through broker-dealers in a manner that will help generate resources to: (i) pay the cost of certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment; or (1i) recognize broker-dealers for the sale of Fund shares.

(c)Subject to applicable law and regulations, including Section 17(e) of the
1940 Act and Rule 17e-1 thereunder, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Managed Portion with brokers or dealers that are affiliated with the Sub-Adviser. Any entity or person associated with the Investment Manager or the Sub-Adviser that:is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund to the extent and as permitted by. Section 11(a)(l)(H) of the Exchange Act and Rule 11a2-2(T) thereunder.

4. As compensation for the services to be rendered to the Trust for the benefit of the Fund by the Sub-Adviser under the provisions of this Agreement, the Investment Manager shall pay to the Sub-Adviser a fee as provided in Schedule A attached hereto.

5. The services to be rendered by the Sub-Adviser to the Trust for the benefit of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

6. (a)          Subject to the limitation set forth in Paragraph 5, the Sub-Adviser, its directors, officers, employees, agents, and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

(b)           Neither the Investment Manager, the Trust nor the Fund shall use the Sub-
Adviser's actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) (or that of any affiliate of the Sub-Adviser, other than that of the Fund, the Trust, or any affiliate of the Investment Manager that is an affiliate of the Sub-Adviser solely by reason of the Sub-Adviser's provision of services pursuant to this Agreement) or otherwise refer to the Sub-Adviser in any materials related to the Trust or the Fund distributed to third parties, including the Fund's shareholders, without prior review and written approval by or on behalf of the Sub-Adviser, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager, the Trust and the Fund, shall, to the extent applicable and as soon as is reasonably possible, cease to use the Sub-Adviser's actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) in materials related to the Fund.

(c) The Sub-Adviser shall not use the name of the Trust, the Fund, or the

Investment Manager (or that of any affiliate of the Investment Manager, other than that of any affiliate of the Sub-Adviser that is an affiliate of the Investment Manager solely by reason of the Sub-Adviser's provision of services pursuant to this Agreement) or otherwise refer to the Trust, the Fund or the Investment Manager in any materials related to the Trust or the Fund distributed to third parties, including the Fund's shareholders, without prior review and written approval by the Trust, the Fund or the Investment Manager, as applicable, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Sub-Adviser, shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) of the Trust, the Fund and the Investment Manager.

(d) This Section 6 applies solely to materials related to the Fund and the Trust only, and not to other products or relationships between the Sub-Adviser and the Investment Manager.

7.           (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties as Sub-Adviser to the Trust on behalf of the Fund, neither the Sub-Adviser nor any of its officers, directors or employees (collectively, "Sub-Adviser Related Persons") shall be liable to the Trust, the Fund, the Investment Manager or any shareholder of the Trust for any action or omission in the course of or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Managed Portion or the Fund, or that the Managed Portion or the Fund will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private. Subject to the first sentence of this Section 7(a), the Sub-Adviser shall not be responsible for any loss incurred by any reason of any act or omission of any bank, broker, the custodian bank or any administrator or trustee whether appointed on behalf of the Investment Manager, the Fund or the Trust. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable law, including applicable U.S. state and federal securities laws, ERISA and the Financial Services and Markets Act 2000 of the United Kingdom ("FSMA") or any rules or regulations adopted under any of those laws.

(b)The Sub-Adviser agrees to indemnify the Investment Manager and the Fund for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Sub-Adviser) or litigation (including legal and other expenses) to which the Investment Manager or the Fund may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by the Sub-Adviser to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Internal Revenue Code, and the regulations issued thereunder

(including, but not by way of limitation, Reg. Sec. 1.817-5, March 2, 1989, 54 F.R. 8730), relating to the diversification requirements for separate accounts, endowment, and life insurance contracts.

(c) The Investment Manager shall indemnify Sub-Adviser Related Persons to the fullest extent permitted by law against any and all losses, damages, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, (collectively "Losses") incurred by the Sub-Adviser or Sub-Adviser Related Persons relating to this Agreement or the performance by the Sub-Adviser or Sub-Adviser Related Persons of its or their duties hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust's Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (c) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Sub-Adviser or a Sub-Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

(d) The Sub-Adviser shall indemnify the Investment Manager and its affiliates and its officers, directors and employees (collectively, "Investment Manager Related Persons") to the fullest extent permitted by law against any and all Losses incurred by the Investment Manager or Investment Manager Related Persons relating to this Agreement or the performance by the Investment Manager or Investment Manager Related Persons of its or their duties hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust's Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon infOrmation furnished to the Investment Manager or the Trust by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (d) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Investment Manager or an Investment Manager Related Person in the performance of any of its duties under, or in connection with, this Agreement.

8.           (a) This Agreement shall be executed and become effective as of the date written below; provided, however, that this Agreement shall not become effective with respect to the Fund unless it has first been approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the Securities and Exchange Commission (the "SEC") or its staff. This Agreement shall continue in effect through December 31, 2011 and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board or by the vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of those Trustees of the Trust who are not parties hereto or

"interested persons" of the Trust, the Fund, or any party hereto, cast in person at a meeting called for the purpose of voting on such approval.

(b) No amendment to this Agreement shall be effective unless approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff

(c) This Agreement may be terminated (i) by the Investment Manager at any time, without the payment of a penalty, on ninety (90) days' written notice to the Sub-Adviser of the Investment Manager's intention to do so and (ii) by the Trust at any time, without the payment of a penalty, on sixty (60) days' written notice to the Sub-Adviser of the Trust's intention to do so pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on ninety (90) days' written notice to the Investment Manager and the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation arising out of or relating to a breach of this Agreement committed prior to such termination, (ii) the obligation of the Investment Manager to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof, prorated to the. date of termination, and (iii) any indemnification obligation provided in Paragraph 7 hereof. This Agreement shall automatically terminate in the event of its assignment or upon the termination of the Investment Management Agreement.

9.Any information and advice furnished by either party to this Agreement to the other party shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)
is already known to the receiving party at the time it is obtained (other than through previous disclosure by the protected party or by a party. known by the receiving party to be bound by a confidentiality obligation to the protected party);

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

(iv)
is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party provides the protected party written notice of such requirement, to the extent such notice is permitted);

(v)
is relevant to the defense of any claim or cause of action asserted against the receiving party (provided the receiving party provides the protected party with sixty (60) days' written notice of any disclosure if practicable or such lesser amount as may be necessary and provided such notice does not prejudice the receiving party); or

-       (vi)has been or is independently developed or obtained by the receiving party.

The Sub-Adviser shall not disclose any "nonpublic personal information" (as such term is defined in Regulation S-P, including any amendments thereto) pertaining to the customers of the Trust or a client of the Investment Manager to any third party or use such information other than for the purpose of providing the services contemplated by this Agreement.

10.The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the InvestMent Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Investment Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations that do not specifically relate to the Managed Portion or the Fund shall not be required to be reported by this provision.

(b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. In accordance with the requirements of Rule 17j-1, the Sub-Adviser shall certify to the Investment Manager that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics relating to the services the Sub-Adviser performs under this Agreement or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Manager, the Sub-Adviser shall provide to the Investment Manager, its employees or its agents all information required by Rule 17j-1(e)(1) relating to the approval by the Fund's Board of Trustees of the Sub-Adviser's code of ethics relating to the services the Sub-Adviser performs under this Agreement.

(c) The Sub-Adviser has provided the Investment Manager with a copy of its Form ADV at least forty-eight (48) hours prior to execution of this Agreement, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Investment Manager at least annually. Such amendments shall reflect all changes in the Sub-Adviser's organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d) The Sub-Adviser will notify the Trust and the Investment Manager of any event that would be deemed an assignment of this Agreement, with the exception of any assignment by or with respect to the Investment Manager, or change of control of the Sub-Adviser, as applicable, or any change in the senior management personnel of the Sub-Adviser or any change in the portfolio manager(s) of the Managed Portion, prior to or promptly after such change. The Investment Manager will notify the Sub-Adviser of any event that would be deemed an assignment of this Agreement, with the exception of any assignment by or with respect to the Sub-Adviser, or change of control of the Investment Manager, as applicable. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment of this Agreement or change in control of the Sub-Adviser so long as the assignment is not by or with respect to the Investment Manager.

(e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as shall be reasonably necessary in light of its obligations under this Agreement.

11. This Agreement shall extend to and bind the successors of the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture.

12. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person," and "assignment" shall have the meanings given them in the 1940 Act, subject, however to such exemptions as may be granted by the SEC and its staff under the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 12111day of July, 2011.

MONDRIAN INVESTMENT . LINCOLN INVESTMENT ADVISORS

PARTNERS LIMITED CORPORATION

By:
Name:
Title:

Attest: Name: Li AN) E (LAe--4  Title:

By:
Name: Kevi . Adamson

Title: Vice President
 Name: William P. Flory, Jr.
Title: Vice President

Agreed to and accepted as of the day and year above written:

[Missing Graphic Reference]

[Missing Graphic Reference]

By:
N lie: Daniel R.

Title: President

Attest:

Name: Cy. hia A. Rose

Title: Assistant Secretary

LVIP GLOBAL INCOME FUND, a series of Lincoln Variable Insurance Products Trust

SCHEDULE A
Fee Schedule

The Investment Manager will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Managed Portion of the Fund during the month. The Investment Manager shall pay to the Sub-Adviser compensation at an annual rate as follows:

.30% of the average daily net assets of the Managed Portion of the Fund